Exhibit 4.12

•	Web Layout Copyright License Agreement (the “Web Layout Agreement”)

The contractual agreements regarding some Consolidated Entities additionally include a Web Layout Copy Right License Agreement with the principal terms and conditions as follows.

Parties:

(1)	An applicable PRC Subsidiary (for the purpose of the Web Layout Agreement, the “Licensor”); and

(2)	an applicable Consolidated Entity (for the purpose of the Web Layout Agreement, the “Licensee”).

Key Terms:

(1)

Based on the terms and conditions of the Web Layout Agreement, the Licensor agrees to grant to the Licensee, and the Licensee agrees to accept a license to use certain copyright owned by the Licensor (the “Web Copyright”) in the PRC. The Licensor shall have the sole and exclusive ownership of the Web Copyright, including all improvements, updates, derivative products and intellectual property rights thereof, whether such improvements, updates, derivative products and intellectual property rights are created by the Licensor or the Licensee.

(2)

The license to use the Web Copyright granted by the Licensor to the Licensee is effective only for the business operation of certain websites set forth in this Web Layout Agreement (the “Websites”) by the Licensee. The Licensee agrees that it will not use, or authorize any use, directly or indirectly, of the Web Copyright on any other website or media, unless otherwise provided for in the Web Layout Agreement. The right to use the Web Copyright granted by the Licensor to the Licensee is effective only in the PRC. The Licensee agrees not to use or authorize any use of the Web Copyright, directly or indirectly, in any other region. The Licensor shall not license a third party to use the Web Copyright without the consent of the Licensee.

(3)

The Licensor agrees to provide necessary assistance to the Licensee to protect the Licensor’s rights with respect to the Web Copyrights. In the event that third parties make claims with respect to the Web Copyright, the Licensor may, at its discretion, respond to such claim in its own name, in the name of the Licensee or in the name of both Licensor and Licensee. If any third party infringes upon the Web Copyright, the Licensee shall notify the Licensor immediately in writing of such infringement of which the Licensee has knowledge, and only the Licensor has the right to take actions against such infringing parties.

(4)	The Licensor agrees to pay the Licensee license fees, the specific amount and payment method of which are set forth in the Web Layout Agreement.

(5)	The rights and obligations licensed by the Licensor to the Licensee pursuant to this Web Layout Agreement shall not be assigned, pledged, sublicensed without the prior written consent of the Licensor.

(6)	Under some Web Layout Agreements, the agreement will be in effect for an unlimited term, unless otherwise expressly stated in such Web Layout Agreement.

•	Software License Agreement

The contractual agreements regarding some Consolidated Entities additionally include a Software License Agreement with the principal terms and conditions as follows.

Parties:

(1)	An applicable PRC Subsidiary (for the purpose of the Software License Agreement, the “Licensor”); and

(2)	an applicable Consolidated Entity (for the purpose of the Software License Agreement, the “Licensee”).

Key Terms:

(1)

Based on the terms and conditions of the Software License Agreement, the Licensor agrees to grant, and the Licensee agrees to accept a license to use the software owned by the Licensor set forth in the Software License Agreement (the “Software”) in PRC. The license under the Software License Agreement is a non-exclusive, non-assignable and non-transferable license. The Licensor shall have the sole and exclusive ownership of the Software, including any improvement, upgrades and derived products, no matter whether such improvement, upgrades and derived products are created by the Licensor or the Licensee.

(2)

The Software granted to the Licensee shall only be used to process the internal data on the system designated by the Licensor. When the Licensee cannot use the Software in the designated system, it may use the Software in its spare system. The Licensee shall not sub-license the Software to others or use the Software in the third party’s training, business share, lease without the prior written consent from the Licensor, unless otherwise provided in the Software License Agreement. The use right granted under this Software License Agreement is only valid in the PRC, and the Licensee agrees not to directly or indirectly use or authorize any third party to use the Software in any other region.

(3)	The Licensee agrees to pay the Licensor the Software license fees, the specific amount and payment method of which are set forth in the Software License Agreement.

(4)

Under some Software License Agreements, the agreement will be in effect for an unlimited term, unless otherwise expressly stated in such Software License Agreement. For other Software License Agreements, the agreement will be in effect for a long period of time, such as 5 years, and will be extended at the sole discretion of the PRC Subsidiary.

•	Trademark License Agreement

The contractual agreements regarding some Consolidated Entities additionally include a Trademark License Agreement with the principal terms and conditions as follows.

Parties:

(1)	An applicable PRC Subsidiary (for the purpose of the Trademark License Agreement, the “Licensor”); and

(2)	an applicable Consolidated Entity (for the purpose of the Trademark License Agreement, the “Licensee”).

Key Terms:

(1)

Based on the terms and conditions in the Trademark License Agreement, the Licensor agrees to grant to the Licensee, and the Licensee agrees to accept an exclusive license to use all or any of the trademarks as specified in this Trademark License Agreement (the “Trademarks”), and to display any design, character, symbol, and visual representation of the Trademarks. Without the prior written permission of the Licensee, the Licensor shall not license any third party to use the Trademarks.

(2)

The license of the Trademarks granted by the Licensor to the Licensee shall be effective only to certain websites operated by the Licensee. The Licensee agrees that it will not, directly or indirectly use or authorize any use, of the Trademarks by any other means, unless otherwise provided under the Trademark License Agreement. The license granted shall be effective only in the PRC, and the Licensee must not, directly or indirectly, use or authorize any use of the Trademarks in any other region.

(3)	The Licensee agrees to pay the Licensor license fees, the specific amount and payment method of which are set forth in the Trademark License Agreement.

(4)	The Trademark License Agreement will be in effect for a period of 5 years, and will be automatically renewed, unless the Licensor requests a termination in writing.